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                                                                     EXHIBIT 5.1


                       [LETTERHEAD OF THOMPSON COBURN LLP]

September 23, 2003

Huttig Building Products, Inc.
555 Maryville University Drive, Suite 240
St. Louis, Missouri 63141

Re:      Amendment No. 1 to Registration Statement on Form S-8
         (Reg. No. 333-92495) -- 2,000,000 Shares of Huttig Building Products, Inc. Common Stock, $.01 par value

Ladies and Gentlemen:

         With reference to the Amendment No. 1 (the "Amendment") to Registration Statement on Form S-8 (Reg. No. 333-92495) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, on September 23, 2003, by Huttig Building Products, Inc., a Delaware corporation (the "Company"), pertaining to the proposed issuance by the Company of up to 2,000,000 additional shares of the Company's common stock, $.01 par value (the "Shares"), as provided in the Huttig Building Products, Inc. Savings and Profit Sharing Plan (the "Plan"), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company's Restated Certificate of Incorporation and By-Laws of the Company, resolutions adopted by the Board of Directors relating to such issuance, certificates received from state officials and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

         Based solely on the foregoing, we are of the opinion that:

         1. The Company is duly incorporated and is validly existing under the laws of the State of Delaware; and

         2. The Shares to be issued by the Company pursuant to the Amendment have been duly authorized and, when issued by the Company in accordance with the Plan, will be duly and validly issued and will be fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Amendment. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares in accordance with the Amendment.

Very truly yours,

/s/  Thompson Coburn LLP

Thompson Coburn LLP